Exhibit 99.1

Press Release

April 8, 2014

Stemline Therapeutics Announces FDA Acceptance of IND for SL-701, a Synthetic Multi-Peptide Vaccine Targeting Glioma Brain Tumors

New York, April 8, 2014 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML) announced today that the U.S. Food and Drug Administration (FDA) has accepted the company’s Investigational New Drug (IND) application for SL-701, which enables the company to advance SL-701 into a Phase 2 trial of adults with glioblastoma multiforme (GBM) in first recurrence. SL-701 is a subcutaneously-administered cancer vaccine comprised of multiple synthetic peptides engineered for increased immunoreactivity against targets overexpressed on the cancer stem cells (CSCs) and tumor bulk of gliomas, the most common type of brain cancer. It is based on a vaccine developed at the University of Pittsburgh that demonstrated single agent clinical efficacy, including complete responses (CRs) and partial responses (PRs), in Phase 1/2 trials conducted by the university in both adults and children with high-grade gliomas, including GBM. The Stemline-sponsored trial is an 80-100 patient multi-center study, designed to evaluate SL-701 in adults with GBM that has recurred following initial treatment with surgery, radiation, and chemotherapy. Overall response rate and survival are co-primary endpoints.

Eric Rowinsky, MD, Stemline’s Chief Medical Officer, commented, “We are very excited to be opening our first of two expected INDs this year. If the data generated by our SL-701 study are in-line with the results of earlier studies, we intend to work with the regulatory authorities towards registration and commercialization.” Dr. Rowinsky continued, “In addition to SL-701, our other clinical program, SL-401, a targeted therapy directed to the interleukin-3 receptor which is overexpressed on CSCs and tumor bulk of a wide range of hematologic malignancies, is also on track for IND filing and initiation of studies this year.”

David Reardon, MD, Clinical Director, Center of Neuro-oncology at the Dana-Farber Cancer Institute, and primary investigator of the upcoming study, commented, “GBM and other high-grade gliomas are particularly aggressive cancers that arise from glial tissue and account for approximately 14,000 new cases of brain cancer diagnosed in the United States each year. Treatment options are limited and expected survival is a little over one year. We are very excited about SL-701’s unique mechanism of action and results to date, and look forward to advancing this novel agent.”

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel oncology therapeutics that target both cancer stem cells (CSCs) and tumor bulk in a variety of cancer types. Stemline is currently developing two clinical-stage product candidates, SL-401 and SL-701. SL-401 is a targeted therapy directed to the interleukin-3 receptor (IL-3R). SL-401 has demonstrated single-agent activity, including durable complete responses (CRs), in a Phase 1/2 trial in several indications including blastic plasmacytoid dendritic cell neoplasm (BPDCN) and relapsed or refractory acute myeloid leukemia (AML). SL-401 is being advanced into programs in BPDCN and other rare IL-3R+ malignancies, as well as additional hematologic cancers including AML and myeloma. SL-701 is a subcutaneously-administered therapeutic cancer vaccine comprised of multiple synthetic peptides. The vaccine, now being developed by Stemline as SL-701, has demonstrated single-agent activity, including durable CRs and partial responses (PRs), in Phase 1/2 trials in advanced adult and pediatric brain cancers. SL-701 is being advanced into trials of adults with glioblastoma multiforme (GBM) at first recurrence, and children with brainstem and non-brainstem glioma. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACT:

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Email: investorrelations@stemline.com